Exhibit 3.1 ARTICLES OF INCORPORATION

                ARTICLES OF INCORPORATION
        OF MICRO-TECH IDENTIFICATION SYSTEMS, INC.

The undersigned, to form a Nevada corporation, certifies that:

I. NAME: the name of the corporation is:
MICRO-TECH IDENTIFICATION SYSTEMS, INC.

II. PRINCIPAL OFFICE: The location of the principal office of this corporation within the State of Nevada is 6121 Lakeside Drive, Suite 250, Reno, Nevada 89511; this corporation may maintain an office or offices in such other places within or without the State of Nevada as may be from time to time designated by the Board of Directors or by the By-Laws of the corporation; and this corporation may conduct all corporation business of every kind or nature, including the holding of any meetings of directors or shareholders, within the State of Nevada, as well as without the State of Nevada.

III. PURPOSE: The purpose for which this corporation is formed is: To engage in any lawful activity.

IV. AUTHORIZATION OF CAPITAL STOCK: The amount of the total authorized capital stock of the corporation shall be FIFTY THOUSAND DOLLARS
($50,000), consisting of FIFTY MILLION (50,000,000) shares of common stock, par value $.001 per share.

V. INCORPORATOR: The name and post office address of the incorporator signing these Articles of Incorporation is as follows:

Name					Post Office Address
Cheryl Moore			6121 Lakeside Drive, Suite 250
                                Reno, Nevada 89511

VI. DIRECTORS: The governing board of this corporation shall be known as directors, and the first board shall consist of five (5) directors.

    So long as all of the shares of this corporation are owned beneficially and of record by less then five shareholders, the number of directors may be fewer than five, but not fewer than the number of shareholders.
    The number of directors may, at any time or times, be increased or decreased by a duly adopted amendment to these Articles of Incorporation, or in such manner as provided in the By-Laws of this corporation.
   The name and post office addresses of the directors constituting the first Board of Directors is as follows:

NAME                            POST OFFICE ADDRESS

Rick F. Krietemeier             2425 South Colorado Blvd.
                                Denver, CO 80222

Jeffrey A. Strom                2425 South Colorado Blvd.
                                Denver, CO 80222

Richard A. Stonich              2425 South Colorado Blvd.
                                Denver, CO 80222


Douglas A. Smith                2425 South Colorado Blvd.
                                Denver, CO 80222

Charles R. McKinnon             2425 South Colorado Blvd.
                                Denver, CO 80222

VII. STOCK NON-ASSESSABLE: The capital stock, or the holders thereof, after the amount of the subscription price has been paid in, shall not be subject to any assessment whatsoever to pay the debts of the corporation.

VIII. TERM OF EXISTENCE: This corporation shall have perpetual existence.

IX. CUMULATIVE VOTING: No cumulative voting shall be permitted in the election of directors.

X. PREMPTIVE RIGHTS: Shareholders shall not be entitled to preemptive rights.

THE UNDERSIGNED, being the incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, does make and file these Articles of Incorporation, hereby declaring and certifying the facts herein stated are true, and, accordingly has hereunto set her hand this 23rd day of September, 1986.

/s/ Cheryl Moore
Cheryl Moore

State of Nevada      )
                     ) ss.
Country of Washoe    )

  On this 23 day of September, 1986, before me, a Notary Public, personally appeared Cheryl Moore acknowledged she executed the above instrument.

Anne B. Shrake

Notary Public